Exhibit 2.1

BILL OF SALE AND ASSIGNMENT

OF CONTRACT RIGHTS

THIS BILL OF SALE AND ASSIGNMENT OF CONTRACT RIGHTS (the “Bill of Sale”), is executed and delivered under seal effective as of November 29, 2007 (“Effective Date”) by and among TVI Corporation, a Maryland corporation (“TVI”), Signature Special Event Services, Inc., a Maryland corporation (“Seller”), and Classic Prime, Inc., a Delaware corporation (“Purchaser”).

1. Sale and Transfer of Purchased Assets and Contract Rights. In exchange for Purchaser’s payment of TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($2,700,000.00) (“Purchase Price”), subject to adjustment as set forth below, which Purchase Price shall be paid as follows: (a) Purchaser’s payment today of TWO MILLION FOUR HUNDRED THIRTY THOUSAND DOLLARS ($2,430,000.00) to Seller in cash (the “Cash Purchase Price”) acknowledged by Seller as received, and (b) Purchaser’s simultaneous delivery of TWO HUNDRED SEVENTY THOUSAND DOLLARS ($270,000.00) into an escrow account (the “Escrow Account”) with Union Bank, pursuant to an escrow agreement in substantially the form of Exhibit A hereto (the “Escrow Agreement”) for a period of sixty (60) days, and for other good and valuable consideration the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser, effective as of the Effective Date, all of Seller’s right, title and interest in and to all of the assets described on Schedule A hereto (the “Purchased Assets”) and contract rights described on Schedule B hereto (“Assigned Contracts”) (the Purchased Assets and the Assigned Contracts being referred to as the “Transferred Items”). The sole purpose of the Escrow Account shall be to fund payment of any Purchase Price Adjustment (defined below). Purchaser shall pay for any and all costs of transporting the Purchased Assets; Purchaser shall make immediate arrangements for such transport. Each party shall bear one-half of all sales, transfer and documentary stamp taxes imposed upon the transfer of the Transferred Items.

Within fifteen days after the Inventory Settlement, the Purchase Price shall be adjusted (the amount of any such adjustment, the “Purchase Price Adjustment”), and Seller shall make payment to Purchaser of any such Purchase Price Adjustment (first through a distribution from the Escrow Account and the balance, if any, in immediately available funds) as final reconciliation of the Purchase Price, to account for Purchased Assets that are listed on Schedule A but not delivered at the time the Transferred Assets are transported to Purchaser, which Purchaser Price Adjustment, if any, shall be based on the actual Purchased Assets delivered and the value for each Purchased Assets as set forth in Schedule A, provided that no adjustment to the Purchase Price shall occur unless the decrease to the Purchase Price (on a net basis taking into account all overages and underages of delivered Purchased Assets) exceeds FIFTY THOUSAND DOLLARS ($50,000.00) (“Purchase Price Adjustment Threshold”), provided further that any underdelivery of the 25 doors identified on Schedule A as Key Number T066-0000 (DOOR HWR TA GLASS AS STYLE) shall constitute a dollar for dollar decrease to the Purchase Price and shall not be subject to the Purchase Price Adjustment Threshold.

The Purchase Price Adjustment shall be implemented as follows:

(i) If Purchaser determines that a Purchase Price Adjustment is required, it shall deliver to Seller written notice of such determination which notice, to be effective, shall (a) be actually received by Seller within fifty calendar days of the Effective Date and (b) include written support to substantiate Purchaser’s position (“Purchase Price Adjustment Notice”).

(ii) If Purchaser delivers to Seller a timely Purchase Price Adjustment Notice, Purchaser and Seller shall attempt in good faith during the ten days immediately following Seller’s receipt of such notice to resolve any disagreement with respect to a Purchase Price Adjustment. If the parties reach settlement regarding their disagreements related to the Purchase Price Adjustment, the parties shall enter into a written settlement regarding such disagreements (“Inventory Settlement”). If, at the conclusion of such ten day period, the Purchaser and Seller have not resolved their disagreements regarding the Purchase Price Adjustment, either party may pursue any remedy it deems appropriate to resolve such disagreement.

(iii) If within the fifty day period immediately following the Effective Date, the Purchaser does not deliver to Seller a Purchase Price Adjustment Notice, no Purchase Price Adjustment shall occur and the Purchase Price shall be deemed final.

Purchaser and Seller acknowledge that as of the Effective Date, Seller has continuing rental obligations for its customers which require the continued use of the Purchased Assets specified on Schedule C hereto (“Deployed Purchased Assets”). Purchaser hereby rents to Seller the Deployed Purchased Assets for the periods and for the rental rates specified in Schedule C for such Deployed Purchased Assets.

2. Assignment of Contracts; Assumption of Obligations. Seller hereby assigns, transfers and conveys all of its right, title and interest in and to the Assigned Contracts. Purchaser hereby accepts assignment of the Assigned Contracts and agrees to assume fully all of the obligations and liabilities arising thereunder after the Effective Date. For purposes of clarification, Purchaser does not assume any obligations or liabilities for claims arising after the Effective Date relating to Seller’s obligations and liabilities under the Assigned Contracts and ownership or use of the Purchased Assets prior to the Effective Date. Accordingly, all liabilities for events or activities arising from the Transferred Items prior to the Effective Date shall remain the obligation of Seller, irrespective of when such liabilities become known. All liabilities for events or activities arising from the Transferred Items after the Effective Date are the responsibility of Purchaser.

3. Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

3.1 Title to Assets. Other than as set forth in Schedule D, Seller has and hereby conveys to Purchaser, good and marketable title to all of the Purchased Assets, free and clear of any and all liens, claims, encumbrances, security interests, charges, options, mortgages, debts, leases or other interests (except for the interests of parties to the Assigned Contracts).

3.2 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full power and authority, corporate and otherwise, to own and use its property. Seller has full power and authority to own the Transferred Items and possesses all licenses and permits necessary or required therefor.

3.3 Authorization and Binding Effect. Seller has full right, power, capacity and authority, corporate and otherwise, to enter into this Bill of Sale and all other obligations and agreements on the part of Seller entered into and to be entered into in connection herewith. Other than as set forth in Schedule D, the execution, delivery and consummation of this Bill of Sale and all obligations and agreements on the part of Seller entered into, and to be entered into, in connection herewith have been duly authorized by all necessary corporate action and do not require any consent or approval that has not been obtained of any person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other individual or entity of any nature, kind or description whatsoever. This Bill of Sale, and the related schedules and exhibits, constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms and conditions hereof.

3.4 No Breach of Other Agreements. Neither the execution and delivery of this Bill of Sale by Seller nor the consummation of the transaction contemplated hereby, will result in the creation or imposition of any lien with respect to the Purchased Assets; nor will either constitute a violation of or be in conflict with, or constitute a default under, or require any consent or approval that has not been obtained, with respect to any of: (a) the Seller’s Articles of Incorporation, Charter, By-Laws, or any other of Seller’s documents of corporate self-governance; (b) any agreement, instrument, or other obligation to which either Seller is a party or by which Seller is bound; or (c) any law, ordinance, statute, treaty, rule, judgment, regulation or any other determination or finding of any arbitrator or any governmental authority whatsoever applicable to or binding upon Seller or to which Seller is subject, whether Federal, state, county, local or otherwise.

3.5 Consents and Approvals. Other than as set forth in Schedule D, no consent, approval, authorization, order, filing or registration is required to be obtained by Seller in connection with transaction contemplated hereby, other than as expressly set forth herein.

3.6 Assigned Contracts. The Seller is not in breach or default of any Assigned Contract, nor does any event or condition exist which with notice or the passage of time or both would constitute a breach or default by the Seller under any Assigned Contract. To the Seller’s knowledge, no other party to any Assigned Contract is in breach or default of any Assigned Contract, nor does any event or condition exist which with the notice or the passage of time or both would constitute a breach or default by any other party under any Assigned Contract.

3.7 Brokers Fees. No broker, financial advisor, finder or investment banker or other person or entity is entitled to any broker’s, financial advisor’s, finder’s or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller and the Seller has not incurred, nor will it incur, directly or indirectly, any liability for any such fees, commission or expenses in connection with the transaction contemplated by this Agreement.

3.8 No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS SECTION 3, NEITHER SELLER NOR TVI MAKE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE TRANSFERRED ITEMS SHALL BE DEEMED TO BE “AS IS” AND “WHERE IS” ON THE EFFECTIVE DATE AND IN THEIR THEN PRESENT CONDITION.

4. Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

4.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.2 Authorization and Binding Effect. Purchaser has full right, power, capacity and authority, corporate and otherwise, to enter into this Bill of Sale and all other obligations and agreements on the part of Purchaser entered into and to be entered into in connection herewith. The execution, delivery and consummation of this Bill of Sale and all obligations and agreements on the part of Purchaser entered into, and to be entered into, in connection herewith have been duly authorized by all necessary corporate action and do not require any consent or approval that has not been obtained of any person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other individual or entity of any nature, kind or description whatsoever. This Bill of Sale, and the related schedules and exhibits, constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms and conditions hereof.

4.4 No Breach of Other Agreements. Neither the execution and delivery of this Bill of Sale by Purchaser nor the consummation of the transaction contemplated hereby, will constitute a violation of or be in conflict with, or constitute a default under, or require any consent or approval that has not been obtained, with respect to any of: (a) the Purchaser’s Articles of Incorporation, Charter, By-Laws, or any other of Purchaser’s documents of corporate self-governance; (b) any agreement, instrument, or other obligation to which either Purchaser is a party or by which Purchaser is bound; or (c) any law, ordinance, statute, treaty, rule, judgment, regulation or any other determination or finding of any arbitrator or any governmental authority whatsoever applicable to or binding upon Purchaser or to which Purchaser is subject, whether Federal, state, county, local or otherwise.

4.5 Consents and Approvals. No consent, approval, authorization, order, filing or registration is required to be obtained by Seller in connection with transaction contemplated hereby, other than as expressly set forth herein.

4.6 Brokers Fees. No broker, financial advisor, finder or investment banker or other person or entity is entitled to any broker’s, financial advisor’s, finder’s or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser and the Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for any such fees, commission or expenses in connection with the transaction contemplated by this Agreement.

5. Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Purchased Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Purchaser’s title to the Purchased Assets and, at the request of Purchaser, to execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably request to more effectively transfer and assign to and vest in Purchaser each of the Purchased Assets, all at the sole cost and expense of Seller.

6. Limited Waiver. TVI Corporation (“TVI”), the parent company to the Seller, and Ms. Cathy Montez entered into an Employment Agreement dated as of October 31, 2006 (“Employment Agreement”), a copy of which has been provided to the Purchaser. Among other things, Section 9(a) of the Employment Agreement sets forth certain non-competition obligations (“Non-Competition Obligations”). Seller hereby acknowledges that TVI has granted to Ms. Montez a limited waiver (“Waiver”) of the Non-Competition Obligations for the limited purpose of Purchaser engaging Ms. Montez as a consultant or employee to perform event rental services for Purchaser.

7. Limited Non-Competition Covenant. Seller and TVI hereby covenant and agree that in connection with this Bill of Sale, for a period of two (2) years beginning on the Effective Date, neither Seller nor TVI shall (a) perform for each customer set forth in Schedule E the services specified in Schedule E for such customer for the events set forth next to each such customer in Schedule E, (b) perform any tent or flooring rental services for any customer within the State of California. Notwithstanding the foregoing, in no event shall either Seller or TVI have any restriction with respect to any of the following: (i) performing any services, directly or indirectly, for any government or military customer, (ii) performing any disaster relief services for any customer, (iii) performing any services under any contract for any customer where the performance of such contract may require Seller or TVI to render such services in more than one state where one of the states may be California (e.g., Cirque du Soleil) and (iv) performing services for any customer specified in Schedule C for the periods specified in Schedule C for such customer.

[Signature Page Follows]

IN WITNESS WHEREOF, TVI Corporation, Seller and Purchaser hereby execute this Bill of Sale and Assignment of Contract Rights as of the Effective Date.

SIGNATURE SPECIAL EVENT SERVICES, INC.		CLASSIC PRIME, INC.

By:	/s/ Harley A. Hughes	By:	/s/ John C. Campanelli
Name:	Harley A. Hughes	Name:	John C. Campanelli
Title:	President	Title:	President and Chief Executive Officer

TVI CORPORATION

By:	/s/ Harley A. Hughes
Name:	Harley A. Hughes
Title:	President and CEO

*        *        *        *        *

The following schedules have been omitted pursuant to SEC rules and will be provided upon SEC request:

Schedule A	—	Purchased Assets
Schedule B	—	Assigned Contracts
Schedule C	—	Deployed Purchased Assets and Rental Terms
Schedule D.	—	Seller Disclosures
Schedule E	—	Noncompete Customers

EXHIBIT A

ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of November 29, 2007 (this “Agreement”), is entered into by and among (i) Classic Prime, Inc., a Delaware corporation (the “Buyer”), (ii) TVI Corporation, a Maryland corporation (the “Company”) and (iii) Union Bank of California, N.A. a national banking association, as Escrow Agent (the “Escrow Agent”). The Buyer and the Company shall be referred to herein as the “Interested Parties”. Capitalized terms used and not otherwise defined herein shall have the meaning as assigned to such terms in the Bill of Sale (defined below).

A. The Buyer, the Company and Signature Special Event Services, Inc., a Maryland corporation have entered into a Bill of Sale and Assignment of Contract Rights, of even date herewith, (the “Bill of Sale”) pursuant to which the Buyer has purchased certain the assets and assumed certain contracts of the Company.

B. Pursuant to the Bill of Sale, the Buyer will deposit a portion of the Purchase Price (as defined in the Bill of Sale) in escrow with the Escrow Agent to be held and distributed by the Escrow Agent on the terms and conditions set forth herein.

C. The parties to this Agreement hereby acknowledge and agree that the Escrow Agent has not reviewed, and is not a party to, the Bill of Sale and is not responsible for any of the duties or responsibilities set forth therein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Appointment of Escrow Agent; Deposit of Escrowed Funds. The Buyer hereby deposits with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, the sum of TWO HUNDRED SEVENTY THOUSAND dollars ($270,000) (together with interest and other income, if any, earned thereon, the “Escrowed Funds”) as funding for certain claims by the Buyer pursuant the Bill of Sale. Subject to the provisions of Section 2 hereof, the Escrowed Funds shall be deposited by the Escrow Agent in Account No. #                  and shall be maintained in such account until the release of the Escrowed Funds in accordance with Section 3 hereof. The Escrow Agent, by signing this Agreement, accepts the appointment as Escrow Agent and agrees to hold and distribute the Escrowed Funds in accordance with the terms of this Agreement.

2. Investment of Escrowed Funds. During the term of this Agreement, the Escrowed Funds shall be invested in a Union Bank of California Money Market Account Trust Unlimited (an interest bearing deposit account of the Escrow Agent.)*, unless otherwise instructed in writing by the Interested Parties and as shall be acceptable to the Escrow Agent. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. An agency fee may be assessed in connection with each transaction. In the event that the Escrow Agent does not receive written instructions to invest funds held in the Escrowed Funds, the Escrow Agent shall invest such funds in a Union

Bank of California Money Market Account Trust Unlimited (an interest bearing deposit account of the Escrow Agent.) or a successor or similar investment offered by the Escrow Agent. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Interested Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrowed Funds or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Interested Parties to give the Escrow Agent instructions to invest or reinvest the Escrowed Funds. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the Escrow Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Interested Parties to the Escrow Agent within thirty (30) calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) day period shall conclusively be deemed confirmation of such account statement in its entirety.

*	the Interested Parties acknowledge that, to the extent the Escrowed Funds have been invested in a money market deposit account in accordance with Section 2 above, no more than six (6) transfers or withdrawals (or a combination thereof) may be made in any monthly statement cycle to another account of the Interested Parties or to any third parties. The Interested Parties further acknowledge that only three (3) of the six (6) above mentioned transfers may be made by check, draft, or similar order payable to third parties. The Interested Parties agree to comply at all times with such restrictions and further agree that in the event of any violation of such restrictions, the Escrow Agent shall have the right, immediately upon notice to the Interested Parties, to transfer such money market deposit account with respect to which the violation occurred into a non interest bearing demand deposit account, with any attendant changes in pricing and account terms and conditions. Upon delivery of the Escrowed Funds by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Sections 8.

3. Release of Escrowed Funds.

(a) Release of Escrowed Funds.

(i) Subject to the provisions of paragraph (ii) below, the Escrowed Funds shall only be distributed and released pursuant to joint written instructions executed by the Company and the Buyer or by order of a court of competent jurisdiction which is final and not subject to further court proceedings or appeal (an “Order”).

(ii) On January 28, 2008 (the “Escrow Termination Date”), the Escrow Agent shall release to the Company the Escrowed Funds, if and to the extent any are available for distribution in accordance with the allocation specified by the Company in writing, except to the extent the Buyer has delivered to the Escrow Agent one or more written notices (a “Claim” or “Claims”) of any claims (which shall include the amount of such Claims (the “Claims Amount”)) made by the Buyer under the Bill of Sale. The Claims Amount (to the extent of the remaining portion of the Escrowed Funds) shall continue to be held by the Escrow Agent after the Escrow Termination Date until such time as all such Claims are resolved, at which time the Claims Amount remaining in the Escrow Account shall be disbursed to the Company and/or the Buyer in accordance with either (x) joint written instructions executed by the Sellers and the Buyer or (y) an Order.

(b) Liquidation of Investments. If necessary to satisfy any distributions under this Agreement, including distributions for the Escrow Agent’s fees and expenses not paid directly by the Interested Parties as provided herein, the Escrow Agent may sell or liquidate, any one or more investments prior to maturity and the Escrow Agent shall not be liable to the Interested Parties for any loss or penalties resulting from or relating to such sale or liquidation. However, the Interested Party entitled to any such distribution may elect to extend any payment period in this Section 3 in order to avoid any loss of income or principal from a premature liquidation of an escrow investment.

(c) Distribution of Escrowed Funds. All releases of Escrowed Funds shall be made in accordance with written instructions from the proper party (or parties) to the Escrow Agent, (i) by delivery to the appropriate party at the address set forth for such party in Section 6 hereof of a bank check in the amount of such release, or by wire transfer of immediately available funds in the amount of such release to an account designated by the appropriate party, as specified in the notice directing such release, or (ii) in such other manner as agreed to between the appropriate party and the Escrow Agent.

(d) Interest on Escrowed Funds.

(i) Ownership. For purposes of federal and other taxes based on income, the parties hereto agree that the Company will be treated as the owners of the Escrowed Funds and will be obligated to report all income, if any, that is earned on, or derived from, the Escrowed Funds as income of the Company, in the taxable year or years in which such income is properly includible, and shall be obligated to pay any taxes attributable thereto.

(ii) Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrowed Funds in any tax year shall (A) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity, and (B) to the extent such interest or other income is not distributed by the Escrow Agent, be reported as allocated to the Company.

4. Responsibility Of Escrow Agent. The Escrow Agent shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Agreement and may rely conclusively upon and shall be protected in acting upon any judicial order or decree, certificate, notice, request, consent, statement, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person hereunder, or duly authorized by such person or properly made. Notwithstanding anything to the contrary in this Agreement, prior to taking any action hereunder, the Escrow Agent may, if in doubt regarding its duties and obligations, seek instructions from the Buyer and the Company, and if such instructions are in conflict, the Escrow Agent may seek instructions or other relief (including, but not limited to, interpleader) from a court of competent jurisdiction, and further may request such evidence, documents, certificates or opinions as it may deem appropriate. The Escrow Agent shall be entitled to retain counsel both to advise it and in connection with any court action, and such counsel’s reasonable attorneys’ fees shall be charged to the Escrowed Funds. The Escrow Agent shall be entitled to act in reliance upon the advice of counsel in all matters pertaining to this Agreement, and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. The Escrow Agent shall not be responsible for any of the agreements contained herein except the performance of its duties as expressly set forth herein. The duties and obligations of the Escrow Agent hereunder shall be governed solely by the provisions of this Agreement, and the Escrow Agent shall have no duties other than the duties expressly imposed herein and shall not be required to take any action other than in accordance with the terms hereof. The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or supercession of this Agreement, unless in writing and signed by the Buyer, the Company and the Escrow Agent. In the event of any controversy or dispute hereunder or with respect to any question as to the construction of this Agreement, or any action to be taken by the Escrow Agent hereunder, the Escrow Agent shall incur no liability for any action taken or suffered in good faith, its liability hereunder to be limited solely to gross negligence or willful misconduct on its part. The Escrow Agent may execute any of its trusts or powers and perform any of its duties under this Agreement by or through attorneys, agents or employees. None of the provisions contained in this Agreement shall require the Escrow Agent to use or advance its own funds in the performance of any of its duties or the exercise of any of its rights or powers hereunder. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Buyer and the Company, jointly and severally agree to indemnify and hold the Escrow Agent and its directors, officers, agents and employees harmless, and further to protect and defend the Escrow Agent (with counsel selected by the Escrow Agent) against any and all claims, liabilities, losses, damages, fines, penalties and expenses (including out-of pocket and incidental expenses and fees and expenses of outside counsel) (“Losses”) arising out of or in connection with (i) its execution and performance of this Agreement, except to the extent that such Losses are due to the bad faith, gross negligence or willful misconduct of the Escrow Agent, or (ii) its following any instructions or other directions from the Buyer and the Company, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The representations and obligations of the Company, and the Buyer to the Escrow Agent in this Agreement shall survive the termination of this Agreement and shall be applicable whether or not Union Bank of California is serving as Escrow Agent. The indemnifications set forth herein are intended to and shall include the indemnification of all affected agents, directors, officers and employees of the Escrow Agent. The Escrow Agent shall not be bound in any way by any agreement or contract among the Company and the Buyer, including, without limitation, the Bill of Sale.

5. Fees And Expenses Of Escrow Agent. The Escrow Agent’s fees for its services hereunder shall be at the rate specified on Schedule 2 attached hereto, for so long as any portion of the Escrowed Funds are held by the Escrow Agent hereunder. The fees and expenses of the Escrow Agent (including the Escrow Agent’s reasonable attorneys’ fees) shall be paid by the Buyer within ten (10) days after the Escrow Agent delivers to the Interested Parties a statement thereof, and any fees and expenses not so paid by the Interested Parties shall be paid out of the Escrowed Funds and shall constitute a priority over amounts due the Company or the Buyer from the Escrowed Funds. Any amounts paid to indemnify the Escrow Agent pursuant to Section 4 hereof (“Indemnification Costs”) shall also be borne equally by each (i.e. the Buyer, on the one hand, and the Company, on the other hand). To the extent that either the Buyer or the Company pay more than half of the fees and expenses of the Escrow Agent or more than half any Indemnification Costs for any reason, including, without limitation, because all of such fees and expenses and Indemnification Costs are paid out of the Escrowed Funds prior to any return of such Escrowed Funds to the Company pursuant to Section 3 of this Agreement, the other party shall promptly reimburse such party for the defaulting party’s share of such expenses and Indemnification Costs.

6. Notices And Communications. All notices, demands and other communications hereunder shall be in writing or by facsimile transmittal, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid (airmail for international deliveries), or if sent by overnight courier, or if sent by facsimile transmittal, as follows:

If to the Company, as follows:

TVI Corporation

7100 Holladay Tyler Road

Glenn Dale, MD 20769

Attn: Sean R. Hunt

Senior Vice President and General Counsel

with a copy sent contemporaneously to:

Whiteford, Taylor & Preston LLP

Seven St. Paul Street

Baltimore, MD 21202-1626

Attn: Frank Jones, Esq.

Fax: (410) 347-9414

If to the Buyer, to:

Classic Prime, Inc.

c/o Classic Party Rentals

11766 Wilshire Blvd., Ste. 350

Los Angeles, CA 90025

Attn: John Campanelli

Fax: (310) 966-4907

with a copy sent contemporaneously to:

Perkins Coie LLP

1620 26th Street, Sixth Floor South

Santa Monica, CA 90404

Attention: David J. Katz, Esq.

Fax: (310) 843-1254

If to the Escrow Agent, to:

Union Bank of California, N.A.

Corporate Trust Department

120 S. San Pedro Street, Suite 400

Los Angeles, CA 90012

Attention: Nabeel Badawi, Assistant Vice President

Fax: (213) 972-5694

or to such other address as such party shall designate by written notice to the other parties hereto.

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, on the next business day, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by facsimile transmittal, when dispatched, provided that confirmation of transmission of such facsimile is received at the time of dispatch.

7. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement) by either Interested Party to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 attached hereto (“Schedule 3”) under the name of such Interested Party, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 3. The undersigned is authorized to certify that the signatories on Schedule 3 are authorized signatories. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified on Schedule 3 with respect to the Buyer, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the Buyer’s executive officers (“Executive Officers”), which shall include the titles of Chief Executive Officer, President, Senior Vice President, Vice President, Treasurer, Secretary or Assistant Secretary, as the Escrow Agent may select. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

8. Term; Amendments; Successors. Except as otherwise provided herein, this Agreement shall continue until the date on which all of the Escrowed Funds have been distributed as provided in Section 3 hereof, may be amended only as provided in Section 4 hereof and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Section 8 shall prevent the Buyer, without the consent of the Company (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity that acquires all or substantially all of the assets of the Buyer or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing to the Buyer, but no such transfer or assignment made pursuant to this Section 8 shall relieve the Buyer of its obligation under this Agreement.

9. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which taken together shall constitute one and the same instrument. In making proof of this Agreement it shall be necessary to produce or account for only one such counterpart signed by or on behalf of the party sought to be charged herewith.

10. Successor Escrow Agent. The Escrow Agent may resign on 30 days written notice to the Buyer and the Company. Upon receipt of notice of the resignation of the Escrow Agent, the Buyer and the Company shall appoint a successor escrow agent or otherwise provide for the disposition of funds held by the Escrow Agent by joint written notice to the Escrow Agent. The Escrow Agent shall pay over the Escrowed Funds and all accrued interest thereon which has not been distributed to the Buyer pursuant to Section 3 hereof, less its unpaid fees and expenses, as provided in said notice. Any corporation, association or other entity into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its corporate trust assets and business or any corporation, association or other entity resulting from any such conversion, sale, merger consolidation or other transfer to which it is a party, ipso facto, shall be and become successor escrow agent hereunder, vested with all other matters as was its predecessor, without the execution or filing of any instrument or any further act on the part of the parties hereto, notwithstanding anything herein to the contrary.

11. Entire Agreement. This Agreement, except with respect to the Buyer and the Company, contains the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. No prior agreement, either written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.

12. Representations Of The Buyer And The Company. The Buyer and the Company each represent and warrant to the Escrow Agent that it has the power and authority to enter into this Agreement and to carry out its obligations hereunder, that it has duly authorized, executed and delivered this Agreement, and this Agreement is its valid and binding obligation.

13. Governing Law. The validity, enforceability and construction of this Agreement shall be governed by the laws of the State of California (without giving effect to principles of conflicts of laws). Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of California. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

14. Tins. Upon execution of this Agreement, the Buyer and the Company shall provide the Escrow Agent with a fully executed W-8 or W-9 IRS form, which shall include the Buyer’s and the Company’s TIN. All interest, dividends or other income received under this Agreement shall be allocated and/or paid as directed herein and reported by the recipient or party to whom allocated to the Internal Revenue Service or any other taxing authority. Notwithstanding such directions, the Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the event that any interest, dividends or other income received under this Agreement remain undistributed at the end of any calendar year, the Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Buyer and the Company. In addition, the Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

15. Account Opening Information. The Interested Parties shall provide to the Escrow Agent such information as the Escrow Agent may reasonably require to permit the Escrow Agent to comply with its obligations under the federal USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001). The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Escrow Fund, or make any payment of all or a portion of the Escrow Fund, to any person unless and until such person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as an instrument under seal as of the day and year first written above.

BUYER :

CLASSIC PRIME, INC., a Delaware corporation

By:
Name:	John C. Campanelli
Title:	President and Chief Executive Officer

COMPANY:

TVI CORPORATION a Maryland corporation

By:
Name:
Title:

ESCROW AGENT:

Union Bank of California, N.A.

By:
Name:	Nabeel Badawi
Title:	Assistant Vice President